UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 30, 2019

KinerjaPay Corp.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-55081

Delaware	83-3069398)
(State of or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Jl. Multatuli, No.8A, Clyde Road, Medan Indonesia	20151
(Address of Registrant’s Office)	(Zip Code)

Registrant’s Telephone Number, including area code: +62-819-6016-168

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 8.01 Other Events.

KinerjaPay Corp. (the “Company”) is filing as Exhibit 99.1 to this Form 8-K a press dated today, January 30, 2019, updating the status of the $200 million investment by an accredited investor located in Indonesia (the “Investor”). Reference is made to the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2019, pursuant to which we announced that the Investor subscribed for shares of the Company’s newly authorized Series F and Series G Convertible Preferred Stock, which shares are convertible into shares of common stock at $1.80 per share, subject to a “blocker, so that the Investor cannot own more than 9.99% of the outstanding shares of the Company Common Stock. The Company also reported in the January 8, 2019 form 8-K that the Company believed that it would be able to accept the subscription and deposit the $200 million within 10 days from the January 8, 2019. The Company is reporting in this Form 8-K and the attached press release that the Company is in the process of completing with certain U.S. banks the requisite due diligence process to accept the deposit of $200 million. In connection with the due diligence process, the Company and the investor have delivered “Proof of Funds” establishing the bona fide source of funds, from a major international bank with headquarters in London, among other international capitals. The Company expects that the investment transaction will close within 14 to 30 days, but not longer.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
99.1	Press Release dated January 30, 2019, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KinerjaPay Corp.

By:	/s/ Edwin Witarsa Ng
Name:	Edwin Witarsa Ng
Title:	Chief Executive Officer

Date: January 30, 2019